                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                                                         SEC File No. 0-11472
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                                                         CUSIP No. 09061T 50 90
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(CHECK ONE):     Form 10-K and Form 10-KSB     Form 20-F      Form 11-K
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 X Form 10-Q and Form 10-QSB     Form N-SAR
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          For Period Ended:  March 31, 2002
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          [  ]  Transition Report on Form 10-K
          [  ]  Transition Report on Form 20-F
          [  ]  Transition Report on Form 11-K
          [  ]  Transition Report on Form 10-Q
          [  ]  Transition Report on Form N-SAR
          For the Transition Period Ended:
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NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAIN HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION

Donlar Biosyntrex Corporation
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Full Name of Registrant

Biomune Systems, Inc.
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Former Name if Applicable

6502 South Archer Road
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Address of Principal Executive Office (Street and Number)

Bedford Park, Illinois 60501
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City, State and Zip Code

PART II -- RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
[ ]  (c)  The accountant's statement or other exhibit required by Rule 12b-25
          (c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K and 10-KSB, 20-F, 11-K, 10-Q and 10-QSB, -SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The quarterly report of the registrant on form 10-QSB could not be filed because of delays encountered in finalizing the financial information.



PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Larry Koskan                               (708)              563-9200
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               (Name)                        (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
     identify report(s).  X  Yes      No
                         ---      ---

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?  X  Yes     No
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     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     Due to the transaction with Donlar Corporation, it is anticipated that significant changes in the results of operations from the quarterly period ending on March 31, 2000 will be reflected by the earnings statements to be included in this Form 10-QSB. A reasonable estimate of the results cannot be made at this time.


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                         DONLAR BIOSYNTREX CORPORATION.
         ---------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    May 15, 2002                        By: /s/ Larry Koskan
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                                             Larry Koskan, President and Chief
                                             Executive Officer